United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(a) and Amendments Thereto Filed Pursuant to § 240.13d-2(a)

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Vedanta Limited

(Name of Issuer)

Equity shares, par value Re. 1 per equity share

(Title of Class of Securities)

92242Y100

(CUSIP Number)

Vedanta Resources Limited

Attention: Mr. Deepak Kumar

16 Berkley Street, 5th Floor,

London, W1J8DZ

United Kingdom

+44 20 7499 5900

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 18, 2020

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92242Y100	13D	Page 1 of 18 Pages

1	NAMES OF REPORTING PERSONS Vedanta Resources Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,863,458,132
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,863,458,132

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,863,458,132
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.1%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 2 of 18 Pages

1	NAMES OF REPORTING PERSONS Vedanta Resources Holdings Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,863,458,132
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,863,458,132

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,863,458,132
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.1%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 3 of 18 Pages

1	NAMES OF REPORTING PERSONS Twin Star Holdings Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mauritius

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,379,377,457
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,379,377,457

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,379,377,457
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 37.1%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 4 of 18 Pages

1	NAMES OF REPORTING PERSONS Volcan Investments Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bahamas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,863,458,132
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,863,458,132

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,863,458,132
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.1%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 5 of 18 Pages

1	NAMES OF REPORTING PERSONS Anil Agarwal Discretionary Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bahamas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,863,458,132
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,863,458,132

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,863,458,132
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.1%
14	TYPE OF REPORTING PERSON OO (private trust)

CUSIP No. 92242Y100	13D	Page 6 of 18 Pages

1	NAMES OF REPORTING PERSONS Conclave PTC Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bahamas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,863,458,132
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,863,458,132

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,863,458,132
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.1%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 7 of 18 Pages

1	NAMES OF REPORTING PERSONS Anil Agarwal
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION India

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,863,458,132
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,863,458,132

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,863,458,132
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 50.1%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 92242Y100	13D	Page 8 of 18 Pages

1	NAMES OF REPORTING PERSONS Vedanta Resources Finance Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 484,080,675
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 484,080,675

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,080,675
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 9 of 18 Pages

1	NAMES OF REPORTING PERSONS Vedanta Resources Cyprus Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 484,080,675
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 484,080,675

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 484,080,675
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 13.0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 10 of 18 Pages

1	NAMES OF REPORTING PERSONS Welter Trading Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 38,241,056
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 38,241,056

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,241,056
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 11 of 18 Pages

1	NAMES OF REPORTING PERSONS Richter Holding Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 445,839,619
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 445,839,619

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 445,839,619
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 12.0%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 12 of 18 Pages

1	NAMES OF REPORTING PERSONS Westglobe Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Mauritius

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 44,343,139
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 44,343,139

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,343,139
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.2%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 13 of 18 Pages

1	NAMES OF REPORTING PERSONS Finsider International Company Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 401,496,480
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 401,496,480

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 401,496,480
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 10.8%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 92242Y100	13D	Page 14 of 18 Pages

Explanatory Note

This Amendment No. 2 to Schedule 13D (“Amendment No. 2”) amends and supplements the Schedule 13D filed with the United States Securities and Exchange Commission (the “SEC”) on September 3, 2014 (as amended to date, the “Statement”), relating to the equity shares, par value Re. 1 per equity share (the “Equity Shares”) of Vedanta Limited (formerly known as Sesa Sterlite Limited), a corporation incorporated under the laws of the Republic of India (the “Issuer”). Capitalized terms used herein without definition shall have the meaning set forth in the Statement.

During the past 60 days none of the Reporting Persons or Related Persons has effected any transactions in the Equity Shares. This Amendment No. 2 is being filed solely to update the percent of the outstanding Equity Shares beneficially owned by the reporting persons.

ITEM 5.	Interest in Securities of the Issuer

Item 5(a) – (b) of the Statement is amended and restated in its entirety by inserting the following information:

(a) – (b)

The following sets forth, as of the date of this Schedule 13D, the aggregate number and percentage of Equity Shares beneficially owned by each of the Reporting Persons, as well as the number of Equity Shares as to which each Reporting Person has the sole power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition of as of the date hereof, based on 3,717,507,271 Equity Shares outstanding as of December 31, 2019.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Mr. Anil Agarwal	1,863,458,132	50.1%	0	1,863,458,132	0	1,863,458,132
Conclave PTC Limited (“Conclave”)	1,863,458,132	50.1%	0	1,863,458,132	0	1,863,458,132
Anil Agarwal Discretionary Trust (the “Trust”)	1,863,458,132	50.1%	0	1,863,458,132	0	1,863,458,132
Volcan Investments Limited (“Volcan”)	1,863,458,132	50.1%	0	1,863,458,132	0	1,863,458,132
Vedanta Resources Limited (“Vedanta”)	1,863,458,132	50.1%	0	1,863,458,132	0	1,863,458,132
Vedanta Resources Holdings Limited (“VRHL”)	1,863,458,132	50.1%	0	1,863,458,132	0	1,863,458,132
Twin Star Holdings Limited (“Twin Star”)	1,379,377,457	37.1%	0	1,379,377,457	0	1,379,377,457
Vedanta Resources Finance Limited (“VRFL”)	484,080,675	13.0%	0	484,080,675	0	484,080,675
Vedanta Resources Cyprus Limited (“VRCL”)	484,080,675	13.0%	0	484,080,675	0	484,080,675
Welter Trading Limited (“Welter”)	38,241,056	1.0%	0	38,241,056	0	38,241,056
Richter Holding Limited (“Richter”)	445,839,619	12.0%	0	445,839,619	0	445,839,619
Westglobe Limited (“Westglobe”)	44,343,139	1.2%	0	44,343,139	0	44,343,139
Finsider International Company Limited (“Finsider”)	401,496,480	10.8%	0	401,496,480	0	401,496,480

CUSIP No. 92242Y100	13D	Page 15 of 18 Pages

Vedanta is the beneficial owner of 1,863,458,132 Equity Shares, consisting of:

(i)	1,280,084,749 Equity Shares and 24,823,177 American Depository Shares (“ADSs”) representing 99,292,708 underlying Equity Shares held by Twin Star;

(ii)	401,496,480 Equity Shares held by Finsider;

(iii)	44,343,139 Equity Shares held by Westglobe; and

(iv)	38,241,056 Equity Shares held by Welter Trading Limited.

Volcan is the majority shareholder of Vedanta, which is the sole shareholder of VRHL, which is the sole shareholder of Twin Star and VRFL. VRFL is the sole shareholder of VRCL, which is the sole shareholder of each of Welter and Richter. Richter is the sole shareholder of Westglobe and the majority shareholder of Finsider.

Volcan is wholly owned by the Trust. Conclave is the trustee of the Trust and the sole registered shareholder of Volcan. Mr. Anil Agarwal, the Executive Chairman of Vedanta and protector of the Trust, may be deemed to have beneficial ownership of securities that are beneficially owned by the Trust. Mr. Agarwal disclaims any such beneficial ownership.

None of the other Reporting Persons or Related Persons beneficially owns any Equity Shares, except for Mr. Dindayal Jalan who may be deemed the beneficial owners of 2,400 Equity Shares held by his wife.

Except as set forth in this Item 5(a)-(b), each of the persons named in this Item 5(a)-(b) disclaims beneficial ownership of any Equity Shares owned beneficially or of record by any other person named in this Item 5(a)-(b).

(c)    During the past 60 days none of the Reporting Persons or Related Persons has effected any transactions in the Equity Shares.

(d)    None.

(e)     Not Applicable.

CUSIP No. 92242Y100	13D	Page 16 of 18 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    March 18, 2020

VEDANTA RESOURCES PLC

By:	/s/ Deepak Kumar
Name:	Deepak Kumar
Title:	Company Secretary

VEDANTA RESOURCES HOLDINGS LIMITED

By:	/s/ Deepak Kumar
Name:	Deepak Kumar
Title:	Director

TWIN STAR HOLDINGS LIMITED

By:	/s/ Gyaneshwarnath Gowrea
Name:	Gyaneshwarnath Gowrea
Title:	Director

VOLCAN INVESTMENTS LIMITED

By:	/s/ E. Isaac Collie
Name:	E. Isaac Collie
Title:	Director

ANIL AGARWAL DISCRETIONARY TRUST

By:	/s/ E. Isaac Collie
Name:	E. Isaac Collie
Title:	Director of Trustee

CUSIP No. 92242Y100	13D	Page 17 of 18 Pages

CONCLAVE PTC LIMITED

By:	/s/ E. Isaac Collie
Name:	E. Isaac Collie
Title:	Director

FINSIDER INTERNATIONAL COMPANY LIMITED

By:	/s/ Deepak Kumar
Name:	Deepak Kumar
Title:	Director

WESTGLOBE LIMITED

By:	/s/ Gyaneshwarnath Gowrea
Name:	Gyaneshwarnath Gowrea
Title:	Director

WELTER TRADING LIMITED

By:	/s/ Alexis Tsielepis
Name:	Alexis Tsielepis
Title:	Director

RICHTER HOLDING LIMITED

By:	/s/ Sanjay Pandit
Name:	Sanjay Pandit
Title:	Director

VEDANTA RESOURCES CYPRUS LIMITED

By:	/s/ Sanjay Pandit
Name:	Sanjay Pandit
Title:	Director

CUSIP No. 92242Y100	13D	Page 18 of 18 Pages

VEDANTA RESOURCES FINANCE LIMITED

By:	/s/ Deepak Kumar
Name:	Deepak Kumar
Title:	Director

ANIL AGARWAL

By:	/s/ Anil Agarwal